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                                                                   Exhibit 10.11

                              EMPLOYMENT AGREEMENT

     This Agreement (the "Agreement") is made and entered into effective as of this 15th day of February, 2006 by and between Lyle Berman, an individual resident of the State of Nevada (the "Executive") and Lakes Entertainment, Inc., a Minnesota corporation, including its subsidiaries and affiliates (the "Company").

                                    RECITALS

     WHEREAS, Executive currently is employed at will by the Company; and

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company to continue to employ Executive as a member of the senior management team of the Company; and

     WHEREAS, the Board and the Executive wish to enter into this Agreement to document the terms of the Executive's employment with the Company and provide Executive with new and valuable consideration for his services in the form of improved job security in the event Company terminates Executive's employment without "Cause" (as defined below); and

     WHEREAS, the Board wishes to encourage the Executive to continue his employment with the Company and the Board believes that this objective can be best served by providing for a compensation arrangement for the Executive upon the Executive's termination of employment under certain circumstances in the event of a Change Of Control (as hereinafter defined).

     NOW, THEREFORE, in consideration of: a) the mutual promises and covenants and the respective undertakings of the Company and Executive set forth below; and b) the payment to the Executive by the Company of One Thousand Dollars ($1000), the adequacy and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

                                    AGREEMENT

     1. Employment. The Company hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

     2. Term. The term of this Agreement and Executive's employment hereunder will be a period of 36 months commencing on the above-referenced date and expiring 36 months therefrom (the "Term"). The Term will be automatically extended for successive additional one-year periods ("Additional Employment Terms") unless, at least 60 days prior to the end of the Term or an Additional Employment Term, the Company or the Executive has notified the other in writing that the Agreement will terminate at the end of the then current term. A notice of non-extension by the Company prior to the end of the Term or during any Additional Employment Term will be treated consistent with subsection 8a of this Agreement. A notice of non-extension by the Executive during the Term or any Additional Employment Term will be treated as a termination by the Executive with employment separation benefits as described in subsection 8d of this Agreement.

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     3. Base Salary. Company shall pay Executive an annual base salary in the amount of Five Hundred Thousand and No/100 Dollars ($500,000) ("Base Salary"), or such other amount as may from time-to-time be determined by Company in its sole discretion. Such salary shall be paid in equal installments in the manner and at the times as other employees of Company are paid.

     4. Incentive Compensation. Executive shall participate in Company's incentive compensation program from time-to-time established and approved by the Company's Board of Directors, such participation to be on the same terms and conditions as from time-to-time apply to senior executives of the Company.

     5. Benefits. Company shall provide to Executive such benefits as are provided by Company to other senior executives of the Company. Executive shall pay for the portion of the cost of such benefits as is from time-to-time established by the Company as the portion of such cost to be paid by senior executives of the Company.

     6. Costs and Expenses. Company and Executive acknowledge that Executive will incur travel and other expenses while traveling on business for Company and performing Executive's duties under this Agreement, and that it will be inefficient for both Company and Executive to provide for Company to reimburse Executive for such expenses as are not paid directly by Company.

     Accordingly, Company shall pay to Executive during each calendar month (or portion thereof) a monthly travel and expense fee in the amount of Six Hundred Dollars ($600), which travel and expense fee shall be full and complete payment to Executive for all such expenses. Company and Executive acknowledge that the actual amount of such expenses incurred by Executive during any given calendar month may be more or less than the amount of such travel and expense fee.

     7. Duties. The duties to be performed by Executive shall be designated from time-to-time by the Board and will include responsibility for operating Company's business.

     8. Termination.

          a. At the Expiration of the Term.

          If the Executive's employment with the Company terminates at the end of the Term or any Additional Employment Term, the Company will have no further obligation to the Executive under this Agreement, except for accrued and unpaid Base Salary and benefits that the Executive has accrued pursuant to any applicable benefit plans, practices, policies and programs provided by the Company, earned but unused vacation for that calendar year, and unreimbursed business-related expenses, in accordance with Company policy.

          b. Automatic Termination Due to Death or Disability.

               (1) If the Executive suffers any "Disability" (as defined below), this Agreement and Executive's employment hereunder will automatically terminate on the date the Board determines that Executive suffers from a Disability. "Disability" means the inability of


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the Executive to perform the essential functions of his position, with or without reasonable accommodation, because of physical or mental illness or incapacity, for a period of time ending when the Company must replace Executive to avoid an undue hardship on the Company's business and operations. Upon termination for Disability, the Company will pay to Executive an amount equal to six months of his then Base Salary and provide during that period of time the benefits as described in section 8c(3) below.

               (2) This Agreement will automatically terminate on the date of Executive's death.

          c. Termination Without Cause or Constructive Termination.

          The provisions of this section 8c shall apply following any termination of Executive which is either (i) without "Cause" (as defined below); or (ii) a "Constructive Termination" (as defined below) notwithstanding any provision otherwise in any stock option agreement between the Company and the Executive which provides for the grant to Executive of the right to purchase shares of stock of the Company. In the event that Executive's employment is terminated, at any time, and such termination is either (i) without Cause; or
(ii) a Constructive Termination:

               (1) Severance Payment.

               Executive shall be entitled to receive his Base Salary (including any accrued vacation) through his termination date and shall also be entitled to receive severance benefits equal to his accrued and unpaid Base Salary, plus the equivalent of bonus or incentive compensation (based upon the average bonus percentage rate for the two (2) fiscal years of the Company preceding such termination) for twelve (12) months, or for the period of time remaining in the Term, whichever is longer (the "Severance Period"), payable in a lump sum payment; and

               (2) Benefits.

               During the Severance Period, Executive and his dependents shall continue to be entitled to all medical and dental insurance benefits of the type that they received immediately prior to the date of such termination (or, in the event their participation in a plan pursuant to which any such benefits are provided is barred by the terms of such plan, benefits which are not less favorable to them than the benefits under such plan), except to the extent essentially equivalent and no less favorable benefits are provided to them by a subsequent Company; provided, that Executive and his dependents shall continue to bear the same portion of the cost of such benefits, if any, as they bore immediately prior to the date of such termination. Upon conclusion of the Severance Period, Executive may elect to continue his coverage at his expense as permitted by the federal COBRA law and applicable Minnesota state law.

               (3) Termination of the Severance Period.

          The Severance Period and the Company's obligations in subsections (2) and (3) above during the Severance Period will end immediately upon Executive obtaining employment


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with any other person or entity in any capacity, whether as an employee or independent contractor, or starting his own business.

               (4) Waiver of Claims.

          The Company's obligations to provide severance benefits in sections 8c(2) and 8c(3) above, and section 8(b)(1), are conditioned on Executive signing a general release of legal claims and covenant not to sue in form and content satisfactory to the Company.

               (5) Compliance with Code Section 409A.

          Company and Executive hereby agree to cooperate in good faith in preparing and executing any written amendments to this Agreement (such as restrictions on the timing of severance pay or deferred compensation payments) that are reasonably necessary to timely comply with Code Section 409A, to the extent that any compensation, severance pay or other benefits payable to Executive under this Agreement are deemed to constitute a nonqualified deferred compensation plan under Code Section 409A. All parties acknowledge that such any amendment must be completed by the end of 2005, pursuant to guidance yet to be issued by the Internal Revenue Service, unless the Internal Revenue Service extends the time for such amendments to a later date.

          d. Termination by the Executive.

          The Executive may terminate this Agreement and his employment hereunder at any time during the Term (or during any Additional Employment
Term), by providing the Company written notice of his intent to terminate at least sixty (60) days prior to the effective date of his termination. During this sixty-day period, the Executive must execute his duties and responsibilities in accordance with the terms of this Agreement. If Executive resigns, other than in a Constructive Termination, he will not be entitled to any severance pay, or other compensation or benefits, except accrued and unpaid Base Salary and benefits that the Executive accrued prior to the effective date of his termination pursuant to any applicable benefit plan, earned but unused vacation for that calendar year, and payment for unreimbursed business-related expenses in accordance with Company policy.

          e. Termination by the Company for Cause.

          The Company will have the right to immediately terminate this Agreement and Executive's employment hereunder for "Cause" (as defined below). In the event of such termination for Cause, the Executive will only be entitled to payment for accrued and unpaid Base Salary and benefits that the Executive accrued prior to the effective date of his termination pursuant to any applicable benefit plan, earned but unused vacation for that calendar year, and payment for unreimbursed business-related expenses in accordance with Company policy.

          f. Stock Options.

          If, and only if, Executive's employment is terminated under this
Section 8, all outstanding options to purchase shares of stock in the Company shall immediately vest and


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become immediately exercisable and Executive or Executive's legal representative shall have until the date which is two (2) years after the date on which Executive ceases to be employed by the Company to exercise Executive's right to purchase shares of stock of the Company under any such option agreements
(whether entered into before or after the date of this Agreement).

     9. Termination Following a Change Of Control.

          a. Severance Payment. In the event that Executive's employment is terminated within two (2) years following a Change Of Control (as hereinafter defined) and such termination is either (i) Without Cause; or (ii) is a Constructive Termination, Executive shall receive, in addition to all compensation due and payable to or accrued for the benefit of Executive as of the date of termination, a lump sum payment, within five (5) days of the determination of the Accounting Firm (as hereinafter defined) required under paragraph (c) of this section, equal to two (2) times Executive's Annual Compensation (as hereinafter defined) (the "Severance Payment"); and all outstanding options to purchase shares of stock in the Company shall immediately vest and become immediately exercisable and, Executive or Executive's legal representative shall have until the date which is two (2) years after the date on which Executive ceases to be employed by the Company to exercise Executive's right to purchase shares of stock of the Company under any such option agreements (whether entered into before or after the date of this Agreement). Company shall also use its best efforts to convert any then existing life insurance and accidental death and disability insurance policies to individual policies in the name of the Executive. The provisions of this section 9a shall apply following any Change Of Control (as defined below) notwithstanding any provision otherwise in any stock option agreement between the Company and the Executive which provides for the grant to Executive of the right to purchase shares of stock of the Company.

          b. Excise Tax.

               (1) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would constitute an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "IRC"), Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 of the IRC, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Severance Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the effective date of the Executive's termination or resignation, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

               (2) All calculations to be made under this Section 9 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its conclusions and any supporting calculations


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both to the Company and the Executive within 10 days of the effective date of the Executive's resignation or termination, as the case may be. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.

               (3) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than twenty (20) business days after the Executive knows of such claim and Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                    (a) give the Company any information reasonably requested by the Company relating to such claim;

                    (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                    (c) cooperate with the Company in good faith in order to effectively contest such claim; and

                    (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to resolution before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs the Executive to pay such claim and sue for a refund the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or


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income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (4) If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of subsection (a), (b) and (c) of this Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

               (5) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (1) and (2) above shall be borne solely by the Company.

               (6) Following a Change of Control and for a period of not less than three years after the effective date of the resignation or termination of the Executive, the Executive shall be entitled to indemnification and, to the extent available on commercially reasonable terms, insurance coverage therefor, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to the Change of Control. In the event of any discrepancies between the provisions of this paragraph and the terms of any Company insurance policy covering executive or any indemnification contract by and between the Company and Executive, such insurance policy or indemnification contract shall control.

     10. Certain Definitions.

          a. Annual Compensation. For the purposes of this Agreement, Annual Compensation shall mean Executive's annual base salary plus annual bonus or incentive compensation (computed at par levels), an amount equal to the annual cost to Executive of obtaining annual health care coverage comparable to that currently provided by Company, an amount equal to any normal matching contributions made by Company on Executive's behalf in Company's 401(k) plan, annual automobile allowance, if any, and an amount equal to the annual cost to Executive of obtaining life insurance and insurance coverage for accidental death and disability insurance comparable to that provided by Company.


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          b. Change of Control.

               (1) For the purposes of this Agreement, a "Change of Control" shall mean:

                    (a) The acquisition by any person, entity or "group", within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose, (A) the Company, (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company or (C) Lyle Berman or the four irrevocable trusts for the benefit of Mr. Berman's children) of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                    (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14 a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                    (c) Approval by the shareholders of the Company of (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding voting securities entitled to vote generally in the election of directors of the reorganized, merged or consolidated company, or (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company.

          c. Cause.

               (1) For the purposes of this Agreement, "Cause" shall mean termination of the Executive by the Company for any of the following reasons:

                    (a) the commission of a felony;

                    (b) the theft or embezzlement of property of Company or the commission of any act involving moral turpitude;

                    (c) the failure of Executive to substantially perform his material duties and responsibilities under this Agreement for any reason other than the Executive's death or Disability, which failure if, in the opinion of the Company such failure is


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curable, is not cured within thirty (30) days after written notice of such failure from the Board specifying such failure;

                    (d) the Executive's material violation of a significant Company policy; which violation the Executive fails to cure within 30 days after written notice of such violation from the Company specifying such failure; or which violation the Company, in its opinion, deems noncurable; or

                    (e) the revocation of any gaming license issued by any governmental entity to Executive as a result of any act or omission by the Executive.

          d. Constructive Termination.

               (1) For the purposes of this Agreement, "Constructive Termination" shall mean:

                    (a) a material, adverse change of Executive's responsibilities, authority, position, titles, duties or reporting requirements (including directorships);

                    (b) an material adverse change in Executive's annual compensation or benefits;

                    (c) a requirement to relocate in excess of fifty (50) miles from Executive's then current place of employment without Executive's consent; or

                    (d) the breach by the Company of any material provision of this Agreement or failure to fulfill any other contractual duties owed to the Executive.

For the purposes of this definition, Executive's responsibilities, authority, position, titles, duties and reporting requirements are to be determined as of the date of this Agreement. For purposes of this section, all determinations of Constructive Termination shall be made in good faith by mutual determination of Executive and Company. If Executive and Company cannot mutually agree on whether a Constructive Termination occurred, the sole issue of whether a Constructive Termination occurred shall be submitted to arbitration as set forth in section 16 below.

               (2) Notwithstanding the provisions of subsection (a) above, no termination by the Executive will constitute a Constructive Termination unless the Executive shall have provided written notice to the Company of his intention to so terminate this Agreement, which notice sets forth in reasonable detail the conduct that the Executive believes to be the basis for the Constructive Termination, and the Company will thereafter have failed to correct such conduct (or commence action to correct such conduct and diligently pursue such correction to completion) within 30 days following the Company's receipt of such notice.

     11. Confidentiality.

     Except to the extent required by law, Executive shall keep confidential and shall not, without the Company's prior, express written consent, disclose to any third party, other than as reasonably necessary or appropriate in connection with Executive's performance of his duties


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under this Agreement or any employment agreement, if any, the Company's
"Confidential Information." "Confidential Information" means any information that Executive learns or develops during the course of employment that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use, or any information that Company reasonably believes to be Confidential Information. It includes, but is not limited to, trade secrets, customer lists, financial information, business plans and may relate to such matters as research and development, operations, site selection/analysis processes, management systems and techniques, costs modeling or sales and marketing.

     The provisions of this section 11 shall remain in effect after the expiration or termination of this Agreement and Executive's employment hereunder.

     12. Agreement Not to Compete.

     In consideration of the improved job security and other benefits of this Agreement, Executive hereby agrees as follows.

          a. During the Term and the Restricted Period (as defined below), the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary or affiliate, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which develops, operates or manages or proposes to develop, operate or manage casinos or casino resort developments (the "Business") in the geographic locations where the Company and/or its subsidiaries and/or affiliates engages or proposes to engage in such Business. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership). For purposes of this Agreement, the Restricted Period shall mean the period until the loan evidenced by that Financing Agreement dated as of January 2006 by and among Lakes Entertainment, Inc. certain other entities as PKLS Funding LLC is paid in full. The provisions of this section 12. a. shall remain in effect during the entire Restricted Period, without regard to any expiration or termination of this Agreement or of Executive's employment hereunder.

          b. On or before the date that is two years after the date on which Executive's employment by the Company is terminated for any reason, Executive agrees that he will not, without the prior written consent of the Company's Board, directly or indirectly engage in any of the following actions:


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               (1) Solicit, on Executive's own behalf or for any entity that is in competition with the Company, any person or entity, including for example Indian tribes, that is doing business with the Company or is an active prospect to do business with the Company for the purpose of diverting Company's business or active business opportunities in competition with Company; or

               (2) Solicit for employment, endeavor to entice away from the Company or otherwise interfere with the Company's relationship with any person who is employed by or otherwise engaged to perform services for the Company, whether for Executive's own account or for the account of any other individual, partnership, firm or corporation or other business entity.

          c. If the scope of Executive's agreement under this section 12 is determined by any court of competent jurisdiction to be too broad to permit the enforcement of all of the provisions of this section 12 to their fullest extent, then the provisions of this section 12 shall be construed (and each of the parties hereto hereby confirm its intent is that such provisions be so construed) to be enforceable to the fullest extent permitted by applicable law. To the maximum extent permitted by applicable law, Executive hereby consents to the judicial modification of the provisions of this section 12 in any proceeding brought to enforce such provisions in such a manner that renders such provisions enforceable to the maximum extent permitted by applicable law.

          d. The provisions of this Section 12.b. and 12.c.. shall remain in full force and effect after the expiration or termination of this Agreement or of Executive's employment hereunder.

     13. Acknowledgments; Irreparable Harm.

     Executive agrees that the restrictions on competition, solicitation and disclosure in this Agreement are fair, reasonable and necessary for the protection of the interests of the Company. Executive further agrees that a breach of any of the covenants set forth in sections 11 and 12 of this Agreement will result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law, and Executive further agrees that in the event of a breach, the Company will be entitled to an immediate restraining order and injunction to prevent such violation or continued violation, without having to prove damages, in addition to any other remedies to which the Company may be entitled to at law or in equity.

     14. Notification to Subsequent Companies.

     Executive grants the Company the right to notify any future Company or prospective Company of Executive concerning the existence of and terms of this Agreement and grants the Company the right to provide a copy of this Agreement to any such subsequent Company or prospective Company.

     15. Full Settlement.

     The Company's obligations to make the payments provided for in this Agreement and otherwise to perform it obligations hereunder shall not be affected by any set-off, counterclaim,


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recoupment, defense or other claim, right or action which the Company may have against Executive or others. Executive will not be obligated to seek other employment, and except as provided in section 8c(4) above, take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

     16. Resolution of Disputes.

     Any controversy, claim or dispute arising out of or relating to this Agreement or the breach of this Agreement, other than such a matter arising from a violation or threatened violation of sections 11 and 12, shall be settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The award rendered in any arbitration proceeding under this section will be final and binding. Any demand for arbitration must be made and filed within 60 days of the date the requesting party knew or reasonably should have known of the event giving rise to the controversy or claim. Any claim or controversy not submitted to arbitration in accordance with this section will be considered waived, and therefore, no arbitration panel or court will have the power to rule or make any award on such claims or controversy. Any such arbitration will be conducted in the Minneapolis, Minnesota metropolitan area. Both Company and Executive recognize that each would give up any right to a jury trial, but believe the benefits of arbitration significantly out-weigh any disadvantage. Both further believe arbitration is likely to be both less expensive and less time-consuming than litigation of any dispute there might be.

     17. Withholding.

     The Company may withhold from any amounts payable under this Agreement the minimum Federal, state and local taxes as shall be required to be withheld pursuant to any applicable law, statute or regulation.

     18. Successors and Assigns.

     This Agreement is binding upon, and shall inure to the benefit of the Company and the Executive, and all successors and assigns of the Company. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives. The Company will require any successor (whether direct or indirect, by purchase, merger or consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement, prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to any severance benefits payable pursuant to sections 8 and 9 hereof.

     19. Miscellaneous.

          a. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.


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

This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          b. All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          IF TO THE EXECUTIVE:

          Lyle Berman
          Lakes Entertainment, Inc.
          130 Cheshire Lane
          Minnetonka, MN 55305-1062

          IF TO THE COMPANY:

          Lakes Entertainment, Inc.
          Attn: Damon Schramm, General Counsel
          130 Cheshire Lane
          Minnetonka, MN 55305

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of section 19. Notices and communications shall be effective when actually received by the addressee.

          c. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.

          d. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

          e. The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          f. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

     20. Entire Agreement.

     This Agreement constitutes the entire agreement between the parties, supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and


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

may not be modified or terminated orally. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and pursuant to the due authorization of its Board, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first written above.

LAKES ENTERTAINMENT, INC.:              EXECUTIVE:


By: /S/ Timothy J. Cope                 By: /S/ Lyle Berman
    ---------------------------------       ------------------------------------
     Timothy J. Cope                        Lyle Berman
Its: President and Chief Financial      Its: CEO
     Officer


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